SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2006

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

        240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

        240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment of Involuntary Separation Plan for Senior Officers

On November 2, 2006 (the “Effective Date”), the Board of Directors (the “Board’’) of Avaya Inc. (the “Company’’) amended the Avaya Involuntary Separation Plan for Senior Officers (the “Plan”).  The Plan is designed to provide a specific payment and certain benefit enhancements to eligible senior officers of the Company and its affiliated companies and subsidiaries in the event that their employment is involuntarily terminated under certain conditions. The amendment revises the definition of “Senior Officers” under the plan to clarify that it applies to the Chief Executive Officer (“CEO”) of the Company, the Chief Operating Officer (“COO”) of the Company and any officer of the Company who reports directly to the CEO or COO whose target award percentage for purposes of the Avaya Inc. Short Term Incentive Plan is equal to or greater than 70%.   A copy of the Plan as amended is included as Exhibit 10.1.

Amendment of Form of Restricted Stock Unit Award Agreement

On the Effective Date, the Board amended the form of restricted stock unit (“RSU”) award agreement to be used for future awards of time vesting RSUs that are made to senior officers under the Company’s 2004 Long Term Incentive Plan (the “LTIP”).  The amendment provides for prorated vesting of future RSU awards for senior officers who are terminated under the Company’s Force Management Plan (“FMP”).   Termination under the FMP means termination of employment under one of the Company’s Involuntary Separation Plans where the employee is placed “At Risk.”  “At Risk” means a Company initiated termination other than for cause and does not include any termination that is caused by, as a result of or otherwise related to a “Change in Control” as defined in the Avaya Inc. Special Severance Plan.  As amended, the agreement provides that the vesting of time vesting RSU awards for such terminated executives will be prorated based on the number of complete months employed by the Company or any of its subsidiaries during the vesting period.   The amended form of time vesting RSU award agreement for senior officers is included as Exhibit 10.2.

Lead Director and Non-Executive Chairman Retainers

On the Effective Date, the Board authorized an annual retainer to be paid to the Lead Director of the Board in the amount of $25,000 and an annual retainer to be paid to the non-executive Chairman of the Board in the amount of $35,000.  Those amounts are in addition to retainers previously established for service as Directors and members of Board committees.  Consistent with the retainer for service as a member of the Board, each of the recipients of these retainers is required to receive at least 50% of the fee in the form of the Company’s common stock to be placed in an account under the Company’s Deferred Compensation Plan.  Set forth as Exhibit 10.3 is the summary of the Company’s non-employee Director compensation program as amended. Mr. Philip A. Odeen has served in the capacity of Lead Director since February 2003. Mr. Odeen was appointed non-executive Chairman of the Board effective October 1, 2006.

Performance Vesting Restricted Stock Unit Awards

On the Effective Date, the Compensation Committee of the Board approved awards of performance vesting RSUs made to executive officers of the Company pursuant to the terms of the LTIP.  However, the exact metrics to be achieved for vesting to occur will be decided at a future Compensation Committee meeting, after which time the Company will file on Form 8-K with the Securities and Exchange Commission additional details regarding the metrics and the form of award agreement.  To the extent that any executive officer named in the Summary Compensation Table of the Company’s proxy statement in connection with its 2006 annual meeting of shareholders received an award of performance vesting RSUs, it is set forth below:

Named Executive Officer	Number of Performance Vesting RSUs
Louis J. D'Ambrosio	79,968
President and Chief Executive Officer
Michael C. Thurk	63,974
Chief Operating Officer
Francis M. Scricco	37,318
Senior Vice President and President — Avaya Global Services

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On the Effective Date, Mr. D’Ambrosio, President and CEO of the Company, and Mr. Thurk, COO of the Company, were elected to the Company’s Board.  As employee Directors of the Company, neither Mr. D’Ambrosio nor Mr. Thurk will be eligible to receive compensation for their service on the Board or any committee of the Board.  Attached as Exhibit 99.1 is a press release issued by the Company announcing their elections.

Also on the Effective Date: Mr. Frank Fanzilli was appointed to the Governance Committee of the Board; Dr. Daniel Stanzione was appointed to the Compensation Committee of the Board; and Mr. Joseph Landy was appointed as Chairman of the Finance Committee of the Board. The Board has determined that each of Mr. Fanzilli and Dr. Stanzione is independent, as required under the New York Stock Exchange’s listing standards and the Company’s corporate governance guidelines for service on the Governance and Compensation Committees.

Item 9.01(d). Exhibits.

10.1                                       Avaya Involuntary Separation Plan for Senior Officers amended effective November 2, 2006.

10.2                                       Avaya Inc. 2004 Long Term Incentive Plan Form of Time Vesting Restricted Stock Unit Award Agreement for Senior Officers.

10.3                                       Summary of the Avaya Inc. Non-Employee Director Compensation Program (as of November 2, 2006).

99.1                                       Press Release of Avaya Inc. dated November 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: November 7, 2006	By:	/s/ Pamela F. Craven
Name: Pamela F. Craven
Title: Chief Administrative Officer